TECHNICAL SUPPORT AND COOPERATIVE DEVELOPMENT AGREEMENT

         Effective the 1st day of November, 1996, in consideration of the mutual covenants hereinafter set forth, SAC Technologies, Inc. ("SAC") and Inter-Con/PC, Inc. ("Inter-Con"), intending to be legally bound, hereby covenant and agree as follows:

SECTION 1 - PRODUCT DEFINITION


         1.1 SAC shall use its best efforts to provide technical support to the following products (the "Products") for the benefit of Inter-Con:

                   1.1.1 Inter-Con PC Units - the Inter-Con PC Units will consist of a main-board which supports 1-33 megabyte of Dram with embedded VGA and I/O interfaces consisting of floppy disk interface, fixed disk/CD-ROM interface, 2 serial ports and 1 parallel port. (See Specifications attached as Exhibit A (the "Specifications")).

                   1.1.2 Mux-Panel - a system which allows for economic connection of up to 256 simultaneous users to a PC Compatible, Internet Access Switch, File Server, Switching Network, and/or Computer Network, via direct connect serial cards or modem cards that plug into the Mux-Panel. The system will be expandable (in 16-slot increments) with a total of 16 external I/O modules and one or more Data-Cops in the PC Compatible, Internet Access Switch, File Server, Switching Network, and/or Computer Network. (See Specifications attached as Exhibit B (the "Specifications")).

                   1.1.3 Data-Cop - a system for PC Compatible, Internet Access Switch, File Server, Switching Network, and/or Computer Network to connect up to 256 simultaneous users via a standard hardware modem interface in a PC Compatible, Internet Access Switch, File Server, Switching Network, and/or Computer Network. The Data-Cop will control modem port functions, packetize data with encryption/de-encryption, and provide for traffic routing through packet-ID/Command functions. (See Specifications attached as Exhibit C (the "Specifications")).

         1.2 If either party proposes a change to the Specifications of the Products, the other party will reasonably and in good faith consider and discuss with the proposing party the proposed change. In the event the parties mutually agree on a proposed change, the same, and the cost of the same, shall be the subject of a subsequently negotiated development agreement. SAC shall cooperate to the fullest reasonable extent with Inter-Con regarding questions and design with respect to its manufacturers.

SECTION 2 - PRODUCTS TO BE DESIGNED AND DEVELOPED

         2.1 SAC is hereby contracted to design, develop and deliver to Inter-Con the Mux Panel and Data-Cop Products as described in Paragraphs 1.1.2 and 1.1.3 in accordance with the specifications in Exhibits B and C hereof.

SECTION 3 - OBLIGATIONS OF INTER-CON IN TECHNICAL SUPPORT OF PRODUCTS

         3.1 Inter-Con shall take the following actions in connection with the technical support of the Products:

                   3.1.1 Advise and consult about the Products and their applications.

                   3.1.2 Make available adequate laboratory space and qualified personnel to participate in the technical support of the Products at Inter-Con's location.

                   3.1.3 Advise and consult regarding the manufacturing of the Products including, but not limited to, the design of the Products for manufacturing efficiency and cost reduction, as well as the ease of conducting quality assurance and testing.

                   3.1.4 Advise and consult regarding competitive products and new technical improvements and innovations to enable the Products to remain competitive.

                   3.1.5 Advise and consult on the selection of independent contract manufacturers.

                   3.1.6 Provide technical support to insure that the Products designed by SAC comply with the Consumer Safety Act of 1972.

SECTION 4 - OWNERSHIP OF THE PRODUCTS

         4.1 Inter-Con shall own all right, title and interest (including patent rights, copyrights, trade secrets rights, mask work rights and other rights throughout the world) in the Products.

         4.2 Inter-Con will use its best efforts to obtain appropriate patents from the U.S. patent office unless, based on the advice of SAC's patent counsel, SAC and Inter-Con mutually determine in good faith that it is not desirable to patent any part or all of the Products.

         4.3 Inter-Con shall own any and all rights, title and interest in the marketing, licensing, development, manufacture and distribution of the Products.

SECTION 5 - TECHNICAL SUPPORT OBLIGATIONS

         5.1 As part of SAC's technical support of the Products, SAC will endeavor to cause the Products to operate in substantially the same manner as described in the Specifications. SAC, at its own expense, upon receipt of written notice from Inter-Con, will endeavor to make all adjustments and modifications necessary to cause the Products to so operate and furnish the documentation and other material as to the modification to Inter-Con.

         5.2       SAC shall further be obligated to provide the following:

                   5.2.1 Advise and consult about the Products and their applications.

                   5.2.2 Advise and consult regarding the manufacturing of the Products including, but not limited to, the design of the Products for manufacturing efficiency and cost reduction, as well as the ease of conducting quality assurance and testing.

                   5.2.3 Advise and consult regarding competitive products and new technical improvements and innovations to enable the Products to remain competitive.

                   5.2.4 Advise and consult on the selection of independent contract manufacturers.

         5.3 With the approval of Inter-Con, which approval shall not be unreasonably withheld, and as the second aspect of SAC's technical support of the Products, SAC may suggest suitable and durable substitute components to the extent any specific components of the Product are not suitable or durable or are not available because of obsolescence, short supply or other reasons. If any such suggested substitution requires redesign of the Products, then such redesign shall be deemed to be a change to the Specifications of the Products. SAC shall furnish appropriate documentation as to substituted components.

         5.4 SAC's technical support of the Products shall be to and for the benefit of Inter-Con only, and (except as otherwise agreed to by SAC and Inter-Con) shall not be to or for the benefit of any of Inter-Con's customers.

         5.5 In the event changes to the Specifications become necessary or otherwise requested, the same shall not be part of SAC's obligations of technical support, but instead shall be the subject of a subsequent and mutually agreed upon development agreement.

SECTION 6 - INTER-CON'S PAYMENTS TO SAC

         6.1 Inter-Con shall pay to SAC commencing on the first day of the month next following the month in which the Inter-Con PC Unit described in
         Section 1.1.1 has been fully developed in accordance with the Specifications the amount of $15,566 per month as a retainer and fee for the ongoing technical support of the Products during the first six
         (6) months (November 1, 1996 to May 1, 1997) and for the next thirty
         (30) months, a fee of $11,667 per month during the term of this Agreement. Such payment shall accrue from November 1, 1996, but shall not be payable until Inter-Con has received the minimum amount of proceeds from the Initial Bridge Financing contemplated by Inter-Con.

                   6.1.1 An additional $4,167 shall be paid monthly commencing on the first day of the month next following the month in which the Mux Panel has been developed, in accordance with the Specifications delivered to Inter-Con and upon test found to meet the Specifications by Inter-Con. Payment shall be only due and payable as a fee for ongoing technical support of the Mux Panel and shall terminate on the termination of this Agreement.

                   6.1.2 An additional $4,167 shall be paid monthly commencing on the first day of the month next following the month in which the Data-Cop has been developed in accordance with the Specifications delivered to Inter-Con and upon test found to meet the Specifications by Inter-Con. Payment shall only be due and payable as a fee for ongoing technical support of the Data-Cop and shall terminate on the termination of this Agreement.

                   6.1.3 There will be no consideration paid to SAC in addition to the technical amount set forth in Sections 6.1.1 and 6.1.2 for the development, design and delivery of either the Mux Panel or Data-Cop.

         6.2 At such time as SAC is no longer providing technical support with respect to any one of the Products, the monthly technical support payment shall terminate with respect to such Products.

         6.3 In addition to the aforesaid technical support payment, Inter-Con shall pay to SAC quarterly on or before the 28th day next following the end of each calendar quarter a royalty equal to two (2%) percent of the net revenues collected by Inter-Con from the sale or lease of Products for the subject quarter. Net revenues of the Products shall mean revenues actually received from the sale less any allowances actually made or taken for return shipping and insurance costs actually paid, cash discounts, sales, use, value added and similar taxes and duties and similar governmental assessments on Products as shipped. These royalty payments shall terminate on the earlier of: (a) the sixth (6th) anniversary date; or (b) at such time as Inter-Con files a registration statement under Section 5 of the Securities and Exchange Act of 1933, as amended, and as a result thereof Inter-Con completes an initial public offering or in any other manner Inter-Con becomes a publicly traded company. The foregoing royalty payments shall survive the termination of this Agreement regardless of the cause of the termination of the Agreement.

SECTION 7 - TERM

         7.1 The term of this Agreement shall continue until October 31, 1999, and at Inter-Con's option may be renewed for three (3) successive one-year periods; provided, however, written notice is given to SAC exercising its option to renew for each one-year period prior to the expiration of each one-year period renewal.

SECTION 8 - USE AND PROTECTION OF PROPRIETARY INFORMATION

         8.1 SAC acknowledges and agrees that all code, inventions, algorithms, know-how, ideas, software, and all other business, technical and financial information relating to the Products ("Proprietary Information") embody proprietary information of substantial value to Inter-Con. However, Inter-Con and SAC acknowledge and agree that the code, inventions, algorithms, knowledge, ideas, and software included in the Proprietary Information may be used by SAC in the development of other non-competitive products. Accordingly, SAC agrees that it will not use the Proprietary Information itself or for the benefit of any other person to develop products which would compete directly or indirectly with any of the Products or any improvements of such Products and SAC shall maintain all Inter-Con business and financial information in confidence and shall neither use, copy or disclose, nor permit any personnel of SAC to use, copy, or disclose, such business and financial information for any purpose not specifically authorized under this Agreement or otherwise. In the event that Inter-Con or any successor or assign of Inter-Con for any reason abandons either the business of marketing, distributing or manufacturing the Products or similar products for a period of twelve (12) consecutive months, then the foregoing non-competition covenant agreement of SAC contained herein shall be null, void and of no further force and effect.

         8.2 SAC shall require that the Products' software and hardware design documents be kept in separate, secure drawers, cabinets, or storage rooms, subject to restricted access by only select, authorized persons.

         8.3 SAC acknowledges that any use or disclosure of Proprietary Information by SAC or its personnel in a manner not authorized by this Agreement would likely cause Inter-Con irreparable damage that could not be fully remedied by monetary damages. The parties therefore agree that Inter-Con shall have the right to obtain such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent such unauthorized or unlawful action.

         8.4 Notwithstanding anything to the contrary, the provisions of this
         Section 8 shall not apply to information which: (i) is or has become readily available without restriction through no fault of the receiving party or its employees or agents; (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or (iii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party.

         8.5 The provisions of this Section 8 shall survive termination of this Agreement.

SECTION 9 - FORCE MAJEURE AND EXCUSABLE DELAYS

         9.1 Neither party shall be liable for any costs or damages attributable to nonperformance (including delays on the part of SAC in making deliveries hereunder) arising out any "Event of Force Majeure," which shall consist of any cause not within its reasonable control and not due to its fault or negligence.

         9.2 Each party shall give the other party prompt notice of the occurrence of any Event of Force Majeure that is expected to cause delay hereunder, and the date of performance by any such party shall be extended for a period not exceeding the period of delay caused by the Event of Force Majeure identified in such notice.

SECTION 10 - TERMINATION

         10.1 This Agreement may be terminated as follows:

                   10.1.1 If SAC fails to discharge any material obligation or remedy any default under this Agreement for a period of more than 60 days after Inter-Con has given SAC written notice of such failure then Inter-Con may terminate this Agreement by giving written notice to SAC.

                   10.1.2 If Inter-Con fails to discharge any material obligation or remedy any default under this Agreement for a period of more than 60 days after SAC has given Inter-Con written notice of such failure then SAC may terminate this Agreement by giving written notice to Inter-Con.

         10.2 If this Agreement is terminated by either party in accordance with this Section 10:

                   10.2.1 Inter-Con shall have no further obligation to pay any money to SAC nor any further obligation to cooperate in the continued development of the Products by SAC, and SAC shall have no further obligation to support the Products or cooperate in the continued development of them.

                   10.2.2 Inter-Con shall have ownership of SAC's software and hardware designs as they exist on the date of termination with respect to the Products.

         10.3 In addition to any other rights and remedies contained in Sections 10.2.1, 10.2.2 and 10.2.3, either party shall have all other rights and remedies under applicable law, all of which rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In addition, certain obligations of each party under this Agreement are unique. If any party should default in its obligation under this Agreement, the parties acknowledge that in certain circumstances which are reasonably determined by a party, it would be extremely impractical to measure the resulting damages, and accordingly, the non-defaulting party, in addition to any other available rights or remedies set forth in the preceding sentence may sue in equity for specific performance and the parties each expressly waive the defense that a remedy in damages will be adequate.

         10.4 Should any litigation be commenced between Inter-Con and SAC concerning this Agreement, the prevailing party in such litigation will be entitled in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys fees and court costs in such litigation which shall be determined by the court in such litigation as any separate action brought for that purpose.

SECTION 11 - MISCELLANEOUS

         11.1 This Agreement shall be binding upon the successors and assigns of the parties hereto; provided, however, that no assignment shall be made by either party without the prior written consent of the other party. Any attempt by either party to assign this Agreement or any of the rights or duties hereunder contrary to the foregoing provision shall be void.

         11.2 Any notice permitted or required under this Agreement shall be deemed given when mailed by certified mail, return receipt requested, postage prepaid, or when dispatched by telegram or facsimile (and followed by a written confirmation mailed by certified mail, return receipt requested, postage prepaid, within 4 hours after such dispatch). Mail shall be addressed as follows:

         if to Inter-Con:                       if to SAC:

         7667 Equitable Drive, Suite 101        4444 West 76th Street, Suite 600
         Eden Prairie, MN  55344                Edina, MN  55435

         or to either party at such other address as shall have notified the other pursuant to this Section 11.2

         11.3 This Agreement constitutes the entire agreement between SAC and Inter-Con with respect to SAC's development and support of the Products for Inter-Con, and supersedes all prior oral or written agreements and understandings and may be modified or amended only in a writing signed by the parties. No representation, promise, inducement, or statement of intention has been made or relied upon by any party hereto that is not set forth in this Agreement and the exhibit referred to herein.

         11.4 Inter-Con shall pay directly to SAC's attorneys reasonable costs and fees in connection with the negotiation, execution and delivery of this Agreement.

         11.5 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota in all respects. If any term of this Agreement conflicts with the law, all other terms of this Agreement shall remain in effect and enforceable. Any suit, action, litigation or other proceeding in connection with this Agreement, or the agreements and documents executed and delivered hereunder, will be brought, prosecuted and resolved solely in the state or federal courts located in Hennepin County, Minnesota, and each party hereby waives any objections it may have to the personal jurisdiction of such courts.

         11.6 The provisions of this Agreement which on their face anticipate their survival, including but not limited to the provisions of Sections
         6.3 (to the extent provided therein) and 8 of this Agreement, shall survive the expiration or termination of this Agreement. The parties hereto agree that each party's obligations herein are unique and that upon breach of any such agreement, damages or other remedy at law may be inadequate. Therefore, the rights and obligations of the parties under this Agreement may be enforceable by appropriate equitable relief such as specific performance, restraining orders and preliminary or permanent injunctions. Such remedy shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized corporate officers as of the day and year first above written.

INTER-CON/PC, INC.                          SAC TECHNOLOGIES, INC.



By:/s/ illegible                             By: /s/ Barry Wendt
   ----------------------------                 --------------------------------
Its: CEO                                     Its: CEO
   ----------------------------                 --------------------------------



                                   EXHIBIT A

                                  INTER-CON/PC

                           SET TOP BOX Specification

The Inter-Con/PC Set Top consists of a main-board which supports 1-33 Meg/Byte Dram with embedded VGA and I/O interfaces consisting of floppy disk interface, fixed disk/CD Rom interface, 2 serial ports and 1 parallel port.

The unit supports booting from ROM and running either ROM resident or disk resident DOS/Windows applications.

The system is based on a 486DX2-100 Mhz or faster CPU with additional embedded logic and components consisting of the following:

1 MEG/on board DRAM Memory with SIMM expansion connector.

2 MEG/on board FLASH Memory for embedded or down-loadable applications.

VGA to NTSC for driving a TV and software pan & zoom - via - wireless infra-red keyboard/w-mouse control.

Security system interface for home or business application such as interfacing to infra-red motion sensors.

Embedded hardware serialization for product & application protection.

14.4 baud modem with RJ-11 interfaces for external line.

Wireless Keyboard Interface, (Infra-red).

Wireless Infra-red Keyboard, W/Track Ball Mouse.

ISA expansion, 2 slots.

One - 3 1/2" floppy disk drive

Case and Power supply. Commercial Unit size of 8" Wide by 10" Deep and 2 1/4" High.
-------------------------------------------------------------------------------
SAC TECHNOLOGIES, Inc.________________    Inter-Con/PC, Inc._______________
                             DATE: October 24, 1996
                                DISTRIBUTED BY:
                               INTER-CON/PC, INC.
                        7667 Equitable Drive, Suite 101
                             Eden Prairie, MN 55344
                  (612) 975-0001 Office    (612) 975-9099 Fax



                                    EXHIBIT B

                             MUX-PANEL SPECIFICATION

* Support connection of up to 256 users via direct connection serial cards, modem cards or "Data-Cops".

* Modular-design back panel consisting of 16 ISA card slots each, which can be connected to form a 16 back panel that supports 256 users.

* Each back panel provides support for 16 ISA cards as detailed in Item No. 1 with a local back panel CPU which provides for data routing between users connected to the Mux- Panel and/or from the Mux-Panel to a locally connected PC via a Data-Cop installed in the PC.

* Local firmware (each back panel) which provides for intelligent background data routing transparent to the local PC. Firmware will recognize special Inter-Con/PC packet protocol headers for data routing purposes.

* Each user's installed communication hardware will appear as a standard PC-COM Port to the Mux-Panel system.



                                    EXHIBIT C

                             DATA-COP SPECIFICATION

*    Uses 1 standard ISA-PC slot.

*    Appears as 256 consecutive comm ports to the host-PC.

* Performs data packetizing/de-packetizing, data encryption/de-encryption, data compression/de-compression and standard hardware modem data flow functions.

*    Provides for local PC to Mux-Panel interface.

*    Provides for Mux-Panel to Mux-Panel data routing.